
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000805297
<NAME> KRUPP INSURED PLUS-II LIMITED PARTNERSHIP

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          MAR-31-1998
<PERIOD-END>                               MAR-31-1998
<CASH>                                       9,632,212
<SECURITIES>                               152,314,555<F1>
<RECEIVABLES>                                1,063,057
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             2,690,882<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             165,700,766
<CURRENT-LIABILITIES>                           28,599
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   163,961,249<F3>
<OTHER-SE>                                   1,710,858<F4>
<TOTAL-LIABILITY-AND-EQUITY>               165,700,706
<SALES>                                              0
<TOTAL-REVENUES>                             4,428,667<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               808,061<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              3,620,606
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          3,620,606
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 3,620,606
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs")of $108,261,010 and
Mortgage-Backed Securities ("MBS") of $44,053,545.
<F2>Includes prepaid acquisition fees and expenses of $9,811,176 net of accumulated amortization of $7,660,722 and prepaid participation servicing fees of
$2,699,991 net of accumulated amortization of $2,159,563.
<F3>Represents total equity of General Partners and Limited Partners. General
Partners deficit of ($268,499) and Limited Partners equity of $164,229,748.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $427,209 of amortization of prepaid fees and expenses.
<F7>Net income allocated $108,618 to the General Partners and $3,511,988 to the
Limited Partners. Average net income per Limited Partner interest is $.24 on
14,655,512 Limited Partner interests outstanding.

